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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                _______________


                                   FORM 8-K

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of Earliest Event Reported) -- July 27, 1998


                                _______________


                                   MTL INC.
            (Exact name of registrant as specified in its charter)


          FLORIDA                       0-24180                59-3239073
                                       ---------
(State or other jurisdiction     (Commission File Number)     (IRS Employer
     of Incorporation)                                      Identification No.)

                3108 Central Drive                                 33567
                Plant City, Florida                              (Zip Code)
      (Address of principal executive offices)


                                (813) 754-4725
             (Registrant's telephone number, including area code)


                                _______________

                                 NOT APPLICABLE
             (Former name or address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

     On July 28, 1998, MTL Inc. (the "Company") announced that Palestra Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Palestra"), had entered into Amendment No. 1 (the "Amendment") to that
          --------                                           ---------
certain Agreement and Plan of Merger ("CLC Merger Agreement"), dated as of June
                                       --------------------
23, 1998, by and among Palestra, Chemical Leaman Corporation, a Pennsylvania corporation ("CLC"), and the shareholders of CLC (each, a "Shareholder" and,
              ---                                          -----------
collectively, the "Shareholders") pursuant to which the Company has agreed,
                   ------------
subject to the satisfaction of certain terms and conditions, to acquire all of the outstanding shares of common stock, $2.50 par value per share, of CLC ("CLC
                                                                            ---
Common Stock") through the merger (the "CLC Merger") of Palestra with and into
------------                            ----------
CLC, which thereby will become a wholly-owned subsidiary of the Company.

     Under the terms of the Amendment, all shares ("Shares") of CLC Common Stock
                                                    ------
held by the Shareholders shall, by virtue of the CLC Merger, be converted into the right to receive an aggregate amount in cash (and Company Common Stock, as described below) equal to $72.8 million plus shares of new preferred stock having a stated value equal to $5 million, less Transaction Expenses (as defined in the CLC Merger Agreement attached as exhibit 2.2 hereto) in excess of $100,000 (collectively, "Merger Consideration"), subject to certain setoffs as
                         --------------------
set forth in the Merger Agreement. A portion of the Shares held by certain Shareholders who are officers of CLC shall not be converted into cash, but in lieu thereof, shall be converted into shares of Company Common Stock as set forth in their employment agreements.

     On July 28, 1998, the Company also announced that it has commenced a tender offer and consent solicitation (the "Offer") for the $100 million principal amount of outstanding 10-3/8% Senior Notes due 2005 of CLC ("Notes"). The
Offer is subject to the completion of the CLC Merger.

     The tender offer price is equal to (i) the present value on the payment date of $1,051.88 per Note (the amount payable on June 15, 2001, which is the first date on which the Notes are redeemable (the "Earliest Redemption Date")) and all future interest payments payable up to the Earliest Redemption Date, determined on the basis of a yield to the Earliest Redemption Date equal to the sum of (x) the yield on the 5-5/8% U.S. Treasury Note due May 15, 2001, based on the bid price for such security as of 2:00 p.m. New York City time, on August 19, 1998, the third business day immediately preceding the scheduled expiration date of the tender offer, plus (y) 75 basis points, less (ii) a consent payment of $20.0 per $1,000 principal amount of Notes for which a valid consent is received (the "Consent Payment"). A copy of the press release setting forth details of the Offer is attached hereto as Exhibit 99.1.

     The sources of funds to be used to consummate the CLC Merger and the Offer are expected to include an additional $235 million to be borrowed under MTL term loan facilities and approximately $32 million of equity consisting of approximately $20 million of preferred and $12.0 million of common equity. It is currently anticipated that subsidiaries of CLC will guarantee the borrowings under MTL's loan facilities, which

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will amount to $435.4 million following consummation of the transactions contemplated by the Merger. In addition, MTL has flexibility under the term loan to assign all or a portion of this indebtedness to any of its subsidiaries at any time in the future.

     In light of the foregoing, the Company anticipates that trailing 12-month adjusted pro-forma earnings before net interest expense, income taxes, depreciation and other income (expense) ("Adjusted Pro-forma EBITDA") at March 31, 1998 was approximately $88.6 million. Adjusted Pro-forma EBITDA reflects adjustments of approximately $12.5 million attributable to anticipated merger synergies and approximately $15.0 million based on the identification of certain CLC non-recurring or non-cash costs and expenses and certain other adjustments. At March 31, 1998 pro forma debt (including current portion) was approximately $435.4 million and the ratio of pro forma debt to Adjusted Pro-forma EBITDA for the 12 months ended March 31, 1998 was approximately 4.9 to 1.

                                #      #      #

THE FOREGOING CONTAINS STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS. SUCH STATEMENTS ARE PREDICTIONS AND ACTUAL EVENTS OR RESULTS MAY DIFFER SIGNIFICANTLY.

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     (b)  Exhibits.

     2.1 Amendment No. 1, dated July 27, 1998, to the Agreement and Plan of Merger, dated as of June 23, 1998, by and among Palestra Acquisition Corp., Chemical Leaman Corporation and the shareholders of Chemical Leaman Corporation.

     99.1 Press Release of MTL Inc., dated July 27, 1998, announcing commencement of the tender offer for the 10-3/8% Senior Notes due 2005 of Chemical Leaman Corporation.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, MTL Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MTL Inc.



                              By:  /s/ Charles J. O'Brien, Jr.
                                   ---------------------------


Date:  July 30, 1998

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                                 EXHIBIT INDEX

Exhibit No.      Description
-----------      -----------
2.1              Amendment No. 1, dated July 27, 1998, to the Agreement and Plan of Merger dated as of June 23, 1998, by and among Palestra
                 Acquisition Corp., Chemical Leaman Corporation and the
                 shareholders of Chemical Leaman Corporation.

99.1 Press Release of MTL Inc., dated July 28, 1998, announcing commencement of the tender offer for the 10-3/8% Senior Notes due 2005 of Chemical Leaman Corporation.

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